Exhibit 10.1

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), entered into as of March 21, 2024 (the “Effective Date”) by and between GOGO INC. (the “Company”) and OAKLEIGH THORNE, 63 Front Street, Millbrook, NY 12545 (“Executive”), amends and restates that certain Employment Agreement entered into effective as of March 4, 2018 by and between the Company, GOGO LLC, and Executive, as amended by that certain Amendment Number One dated as of March 25, 2022 (together, the “Current Agreement”). Upon the occurrence of the Effective Date, this Agreement shall supersede and replace the Current Agreement and all other agreements, whether oral or written, related to the terms of Executive’s employment with the Company. Certain capitalized terms used herein have the meanings given to them in Section 20 hereof.

Agreement:

In consideration of the above recital, which is incorporated herein, and the mutual covenants contained herein, the parties agree as follows:

1.
Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment effective March 4, 2018 (the “Start Date”) upon the terms and conditions set forth herein and agrees to perform duties as assigned by the Company’s Board of Directors. Executive’s principal place of business shall be Millbrook, NY.
2.
Capacity and Duties.
(a)
Executive shall be employed by the Company as President and Chief Executive Officer. During Executive’s employment with the Company, Executive shall perform the duties and bear the responsibilities commensurate with Executive’s position, and shall serve the Company faithfully and to the best of Executive’s ability, under the direction of the Company’s Board of Directors. Executive’s actions shall at all times be such that they do not discredit the Company or its products and services, and Executive shall not engage in any business activity or activities that require significant personal services by Executive or that, in the reasonable judgment of the Company’s Board of Directors, would materially interfere with the proper performance of Executive’s duties hereunder. Executive shall devote substantially all of Executive’s working time, working attention, and working energies to the business of the Company. Notwithstanding the foregoing, Executive may continue to serve as CEO of Thorndale Farm, Inc., as a trustee of certain family trusts, as a member of the Boards of Directors of the Millbrook Tribute Garden, the Millbrook Community Partnership Inc., and the Dutchess Land Conservancy, Inc., as a member of the Board of Overseers of Columbia Business School, and as a member of the advisory board of BDT & MSD Partners; provided that such activities do not materially interfere with Executive’s duties under this Agreement. Executive shall promptly, and in any event within 90 days of the Start Date, wind down any other current remaining similar material obligations. Executive shall continue to serve as a member of the Company’s Board of Directors. Executive shall not earn any additional compensation for his services as a director.
(b)
Term. The term of Executive’s employment under this Agreement, which is hereinafter referred to as the “Term,” shall begin on the Effective Date and, unless terminated earlier as set forth herein, shall continue through and including December 31, 2025 (the “Term

Expiration Date”); provided that on or prior to March 31, 2025, the Board shall commence discussions with Executive regarding (i) the possibility of Executive (A) remaining Chief Executive Officer for an extended period or (B) transitioning to a role of “Executive Chair” as of the date immediately following the Term Expiration Date and (ii) any annual compensation, equity compensation, severance benefits and other rights to which Executive would be entitled in connection with any such extension or transition. If the parties do not reach an agreement as to any such extension or transition, Executive shall step down from the position of Chief Executive Officer, effective as of the date immediately after the Term Expiration Date (“End of Term Resignation”). If Executive’s employment is terminated by his End of Term Resignation, Executive shall be entitled to the severance benefits set forth under Section 9(a), including, for the avoidance of doubt, the equity treatment described therein.
3.
Compensation.
(a)
Base Salary and Bonus. The Company shall pay to Executive as base compensation for all of the services to be rendered by Executive under this Agreement a salary at the rate of $700,000 per annum (the “Base Salary”), payable in accordance with such normal payroll practices as are adopted by the Company from time to time, subject to withholdings for federal, state and local taxes, FICA and other withholding required by applicable law, regulation or ruling. The Base Salary shall be reviewed for increase at least annually. In addition, Executive shall be eligible for an annual bonus with a target of one hundred percent (100%) of Base Salary (the “Target Bonus”). The amount of such annual bonus, if any, shall be decided by the Compensation Committee of the Board of Directors of the Company (the “Committee”) and shall be based upon achievement of objectives established by the Committee, all as determined in the reasonable discretion of the Committee.
(b)
Reimbursement of Expenses, Company Facilities. The Company shall pay or reimburse Executive for all reasonable, ordinary and necessary travel and other expenses incurred by Executive in the performance of Executive’s obligations under this Agreement, in accordance with the Company’s travel and expense reimbursement policies for management employees. The Company shall provide to Executive, at the Company’s principal place of business, the necessary office facilities and equipment to perform Executive’s obligations under this Agreement. Business travel between Millbrook, NY and the Company’s headquarters in Broomfield, CO shall be reimbursed upon submission of appropriate documentation in accordance with the Company’s travel reimbursement policies.
(c)
Discretionary Time Off. The Company has no formal vacation or time off policy with respect to set time off amounts and accruals. During the Executive’s employment with the Company, Executive shall be permitted to take a reasonable amount of time off for vacation.
(d)
Benefits. Executive shall be eligible to participate in all normal company benefits including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms thereof.
(e)
Directors and Officers Insurance. Officers and directors liability insurance shall be obtained and maintained by the Company for reasonable and customary coverage of the Company and Executive, at no cost to Executive.

(f)
Equity. Executive shall receive annual equity awards granted in the ordinary course under the Second Amended and Restated Gogo Inc. 2016 Omnibus Incentive Plan (as amended from time to time, the “Plan”) on terms consistent with the terms of the annual equity award granted to Executive in 2023 and (i) for 2024, with a grant date fair value that is no less than $2,200,000 and (ii) for 2025, with a grant date fair value that is no less than the grant date fair value of the annual equity award granted to Executive in 2023. Notwithstanding anything to the contrary contained in the Plan or any award agreement, Change in Control for purposes of any equity awards granted to Executive under the Plan shall exclude acquisitions by any of the Thorne Affiliates (as defined in the Stockholders Agreement, dated as of December 31, 2009, between the Company and the stockholders who are party thereto) or any other affiliate of Executive. In the event Executive requests to transfer any equity awards to Executive’s Dynasty Trusts, provided that such trusts are Permitted Transferees and such transfer and such trusts meet all of the requirements set forth in Section 15(b) of the Plan, the consent of the Committee to such transfer shall not be unreasonably withheld.
4.
Confidentiality, Ownership of Confidential Information and Inventions.
(a)
Receipt of Confidential Information. Executive’s employment by the Company creates a relationship of confidence and trust between Executive and the Company with respect to certain information applicable to the business of the Company and its clients or customers. Executive acknowledges that during Executive’s employment by the Company and as a result of the confidential relationship with the Company established thereby, Executive shall be receiving Confidential Information and that the Confidential Information is a highly valuable asset of the Company.
(b)
Nondisclosure. During Executive’s employment with the Company and at all times thereafter, regardless of the reason for the termination of such employment, Executive shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, or disclose to any third party (other than in the furtherance of the business purposes of the Company, as determined by the Executive in good faith) all Confidential Information, all of which is deemed confidential and proprietary. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement limits the Employee’s ability to communicate with or participate in any investigation or proceeding regarding possible violations of U.S. Federal securities laws that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, the U.S. Consumer Financial Protection Bureau or the U.S. Commodity Futures Trading Commission.
(c)
Disclosure. Executive shall inform the Company in writing promptly and fully of all Inventions made or conceived by him, setting forth in detail a description of the Invention, the procedures used and the results achieved. Executive agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Inventions, which records shall be available to and remain the sole property of the Company at all times.
(d)
Ownership; Cooperation. All Confidential Information and Inventions shall be and remain the sole property of the Company. Executive promptly shall execute and deliver to the Company any instruments reasonably deemed necessary by it to effect disclosure and assignment of all Inventions to the Company including, without limitation, assignment agreements reasonably satisfactory to the Company. Upon request of the Company, during and after Executive’s employment with the Company, Executive shall execute patent, copyright, trademark, mask work or other applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights, trademarks or mask works in the United States and foreign countries based on such Inventions, provided, however, that if Executive incurs any expenses in connection with the foregoing obligation after Executive’s employment with the Company is terminated, the Company shall compensate Executive at a reasonable rate for the time actually spent by Executive at the Company’s request in satisfying such obligation.
(e)
Works for Hire. To the extent the Inventions consist of original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright, Executive acknowledges that all such original works of authorship are “works for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).
5.
Covenants-Not-to-Compete. In consideration of Executive’s continued employment as an executive of the Company and in consideration of the Company’s obligations contained in this Agreement, including, without limitation, its agreeing to provide the equity grants specified in Section 3(f), and because Executive shall have access to Confidential Information, including, without limitation, Trade Secrets, Executive hereby covenants as follows (as used in this Section the term “Company” includes Gogo LLC and its Affiliates):
(a)
Covenants. Without the prior written consent of the Board, (x) during Executive’s employment with the Company and (y) for one (1) year after leaving the employment of the Company, whether voluntarily or involuntarily, Executive shall not directly or indirectly, personally, by agency, as an employee, independent contractor, officer or director, through a corporation, partnership, limited liability company, or by any other artifice or device:
(i)
Own, manage, operate, control, work for, provide services to, employ, have any financial interest in, consult to, lend Executive’s name to or engage in any capacity in any enterprise, business, company or other entity (whether existing or newly established) engaged in a Competitive Business, whether in anticipation of monetary compensation or otherwise;
(ii)
hire, solicit or otherwise induce any current or former employee of the Company or any of its Affiliates or any person otherwise engaged by the Company or any of its Affiliates as an independent contractor or consultant to terminate his or her employment or service with the Company or such Affiliate or to engage in any Competitive Business, or intentionally interfere with the relationship of the Company or any of its Affiliates with any such employee or former employee or other person, it being understood that a general advertisement of employment opportunities to which a current or former employee of the Company or any of its Affiliates responds shall not constitute solicitation or inducement for purposes of this Section 5(a)(ii);

(iii)
Solicit or service in any way in connection with or relating to a Competitive Business, on behalf of Executive or on behalf of or in conjunction with others, any supplier, client or customer, or prospective supplier, client, or customer who has been solicited or serviced by the Company or any of its Affiliates within the twelve (12) month period preceding Executive’s last day of employment with the Company, or induce any customer, client, prospective customer or client, vendor or strategic partner of the Company or any of its Affiliates to terminate or negatively alter his, her or its relationship with the Company or any of its Affiliates,; or
(iv)
Assist others in doing anything prohibited by clause (i), (ii) or (iii) above. Due to the global nature of the Company’s business and its competition there is no applicable geographic restriction on the covenants set forth herein. The covenants in this Section 5(a) shall be specifically enforceable. However, the covenants in this Section 5(a) shall not be construed to prohibit the ownership of not more than one percent of the equity of any publicly-held entity engaged in direct competition with the Company, so long as Executive is not otherwise engaged with such entity in any of the other activities specified in Section 5(a)(i) through (iv) above.
(b)
Reformation and/or Severability of Covenants. If a court determines that any of the foregoing covenants is an unenforceable restriction, the court is authorized and requested to revise such provision to include the maximum restriction allowed under applicable law. If any provision of this Agreement is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provision of this Agreement, and such other provisions shall remain in full force and effect. Each provision, paragraph and subparagraph of this Agreement is severable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.
(c)
Acknowledgment. Executive acknowledges that the covenants made by Executive in this Agreement are intended to protect the legitimate business interests of the Company and not to prevent or interfere with Executive’s ability to earn a living. Executive further understands that the Company may, in its sole discretion, permit Executive to engage in certain work or activity described in Section 5, if and only if Executive provides the Company with written evidence satisfactory to the Company, including assurances from any new employer or entity, that the contribution of Executive’s knowledge to that work or activity will not cause Executive to disclose, base judgment upon or use the Company’s Confidential Information, or any other assurances as may be requested by the Company in its discretion. Executive agrees that he will not engage in such work or activity unless and until Executive receives written consent from the Company.
6.
Injunctive Relief; Legal Fees. If Executive violates any of the provisions of Section 4 or 5 hereof (the “Applicable Sections”), the Company shall be entitled to seek and, if awarded by a court or arbitrator, obtain immediate and permanent injunctive relief in addition to all other rights and remedies it may have, it being agreed that a violation of the Applicable Sections would cause the Company irreparable harm, and the damages which the Company would sustain upon such violation are difficult or impossible to ascertain in advance.
7.
No Conflict. Executive represents and warrants to the Company that (a) Executive has not signed any employment agreement, confidentiality agreement, non-competition covenant or the like with any other employer and (b) Executive’s employment with the Company will not violate any other agreement or arrangement Executive has or may have had with any other former employer. Executive covenants that under no circumstances shall Executive disclose to the Company or use for the benefit of the Company any confidential or proprietary information of any former employer or other third party, and Executive shall hold all such information in confidence, and shall comply with the terms of any and all applicable agreements between Executive and the third party with respect to such information.
8.
Termination. Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause, pursuant to the following:
(a)
Termination by the Company Without Cause. Upon thirty (30) days’ written notice to Executive, or at the Company’s discretion, pay in lieu of notice;
(b)
Disability. Upon thirty (30) days’ written notice to Executive, or at the Company’s discretion, pay in lieu of notice, if Executive is prevented from performing Executive’s duties by reason of illness or incapacity for a continuous period of 120 days;
(c)
Death. Immediately upon the death of Executive; or
(d)
Termination by the Company for Cause. Immediately upon a showing of “Cause”, which for purposes of this Agreement shall mean Executive’s (1) willful gross misconduct or gross or persistent negligence in the discharge of his duties; (2) act of dishonesty or willful concealment; (3) breach of his fiduciary duty or duty of loyalty to the Company; (4) a material breach of Section 4 or 5 hereof; (5) any other material breach by Executive of this Agreement, which breach has not been cured by Executive within thirty (30) days after written notice of such breach is given to Executive by the Company; (6) commission of one or more acts of substance abuse which are materially injurious to the Company; (7) commission of a criminal offense involving money or other property of the Company (excluding traffic or other similar violations); or (8) commission of a criminal offense that would, if committed in the State of New York, constitute a felony under the laws of the State of New York or the United States of America. For purposes of this Agreement, an act or failure to act shall be considered “willful” only if done or failed to be done by Executive intentionally or in bad faith.
(e)
Voluntary Resignation. Executive may terminate Executive’s employment under this Agreement upon thirty (30) days’ written notice to the Company. The Company, at its discretion, may waive the thirty (30) day notice requirement, and in such event shall be required to make any payments in lieu of notice.
(f)
Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement upon written notice (and in accordance with all other provisions of this Agreement) by Executive to the Company of a termination for “Good Reason,”

which for purposes of this Agreement shall mean the occurrence of any of the following events, without the written consent of Executive, (i) a diminution in Executive’s Base Salary or Target Bonus; (ii) a diminution in Executive’s duties, authority, or responsibilities; (iii) a material interference with the discharge of Executive’s duties and responsibilities; (iv) a requirement that Executive discharge his duties from any location aside from his principal place of business of Millbrook, NY; or (v) the occurrence of a Change in Control (as defined in the Plan). In the event that Executive believes that circumstances constituting “Good Reason” have occurred and Executive wishes to terminate his employment as a result of such occurrence, Executive must provide the Company written notice within 90 days from the initial existence of the occurrence. If within 30 days following the Company’s receipt of such notice it corrects the circumstances constituting “Good Reason,” then Executive shall not be entitled to terminate his employment under this Section 8(f) as a result of such circumstances. Furthermore, Executive shall not be entitled to terminate his employment under this Section 8(f) as a result of any circumstances constituting “Good Reason” unless his resignation occurs within 30 days following the expiration of the Company’s cure period.
9.
Termination Benefits.
(a)
Termination by the Company Without Cause or by Executive for Good Reason or Upon an End of Term Resignation. If Executive is terminated under Section 8(a), resigns for Good Reason under Section 8(f) or if Executive’s employment terminates as a result of his End of Term Resignation under Section 2(b), and following the execution (and expiration of any revocation period), not later than forty-five (45) days following the termination date, of a separation agreement containing a general release of all claims against the Company and its Affiliates, substantially in the form attached as Exhibit A (the “Release”), the Company shall pay Executive a lump sum amount equal to twelve (12) months of Executive’s then-current Base Salary and Target Bonus (paid at target), (the “Severance Payment”) and an award under the annual bonus program referred to in Section 3(a), pro-rated based on the number of days that Executive was employed during the calendar year in which Executive terminates from the Company and paid based on actual performance as determined by the Compensation Committee, to be paid at the same time as other executives (the “Pro Rata Bonus”). The Severance Payment shall be made on the first payroll date after the execution (and expiration of any revocation period) of such separation agreement or, if the forty‑five (45)-day period following the termination date spans two calendar years and the Severance Payment is subject to Section 409A of the Internal Revenue Code, after such forty-five (45)-day period. The Company shall also pay Executive (A) any salary earned but unpaid prior to termination and all accrued but unused personal time, (B) any business expenses incurred but not reimbursed as of the date of termination, (C) vested employee benefits in accordance with the terms of the applicable plan and (D) any award under the annual bonus program referred to in Section 3(a) earned based on actual performance (as approved by the Committee and the Company’s Board of Directors for senior executives generally) but not paid prior to termination ((A), (B), (C) and (D) together, the “Accrued Benefits”). In addition, (x) all outstanding unvested options to purchase common stock in the Company and restricted stock units granted under the Company’s equity plans prior to the date of Executive’s termination of employment shall fully vest and (y) all vested stock options to purchase common stock in the Company (after giving effect to (x)) shall remain exercisable through the earlier of (A) the original option term or (B) until the latest of (x) March 31, 2026, (y) the fifth anniversary of grant or (z) the expiration of the normal post-termination exercise period (generally ninety (90) days post-termination); provided, however, that the exercise period of such options shall in no event be shorter than the post-termination exercise period provided for in the applicable equity award agreement (the “Severance Equity Treatment”). All benefits provided under this Section 9(a), except for the Accrued Benefits, shall be subject to Executive’s execution and non-revocation of the Release.
(b)
Termination by the Company Without Cause or by Executive for Good Reason or Upon an End of Term Resignation Following a Change in Control. In the event that Executive is terminated under Section 8(a), resigns for Good Reason under Section 8(f) or if Executive’s employment terminates as a result of his End of Term Resignation under Section 2(b), in each case, within twenty-four months following a Change in Control (as defined in the Plan), and subject to Executive’s execution and non-revocation of the Release in the same manner as set forth in Section 9(a), the Company shall pay Executive an amount equal to eighteen (18) months of Executive’s then-current Base Salary and Target Bonus (paid at target), payable in a cash lump sum in the same manner as the Severance Payment. In addition, upon any such termination or resignation, Executive shall be entitled to the Severance Equity Treatment. In addition, the Company will provide the Accrued Benefits and the Pro Rata Bonus in accordance with Section 9(a).
(c)
Section 280G. To the extent that any amount payable to the Executive hereunder, as well as any other “parachute payment” as such term is defined under Section 280G (collectively with the regulations promulgated thereunder, “Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”), payable to the Executive (the “Covered Payments”), exceeds the limitations of Section 280G such that an excise tax will be imposed under Section 4999 of the Code (the “Excise Tax”), then, before making the Covered Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction will be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts will be reduced (but not below zero) on a pro rata basis.
(d)
Survival of Obligations. Executive’s obligations pursuant to Sections 4 and 5 shall survive the expiration of the term of Executive’s employment under this Agreement or any early termination thereof.
(e)
Returns. Upon termination of Executive’s employment under this Agreement, or as otherwise requested by the Company, immediately upon the Company’s request, Executive shall return to the Company all Company files, notes, business plans and forecasts, financial information, computer-recorded information, tangible property including computers, software, credit cards, entry cards, identification badges, cell phones, pager, keys, tools, equipment and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof),
10.
Notices. All notices, reports, records or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the address listed on the first page of this Agreement, or to such other address as such party may have given to the other by notice pursuant to this Section 10.

In the case of any such communications to the Company, such communications shall also be delivered to the Board of Directors. Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

11.
Further Assurances. The parties shall cooperate fully with each other and execute such further instruments, documents and agreements, and shall give such further written assurances, as may be reasonably requested by one another to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement. Without limiting the generality of the foregoing, Executive shall cooperate fully in assisting the Company to comply with contractual obligations of the Company to third parties regarding Inventions, Trade Secrets and copyrights.
12.
Waiver of Breach. A waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.
13.
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any action pursuant to Section 4 or 5 above may be brought in the Courts in the State of New York, and by execution of this Agreement, Executive irrevocably submits to such jurisdiction.
14.
Arbitration.
(a)
Any dispute arising in connection with this Agreement or Executive’s employment with the Company, except for equitable or injunctive actions pursuant to Section 4 or 5 above, or claims by Executive for workers’ compensation, unemployment compensation or benefits under a Company benefits plan, shall be submitted to final and binding arbitration. Judgment upon any award rendered by arbitration may be entered in any court having jurisdiction thereof.
(b)
The arbitrator shall be selected by the mutual agreement of the parties. Any arbitrator selected shall be a professional having at least ten years of experience in labor or employment related practice areas. If the amount in dispute exceeds $250,000, the parties shall select, by mutual agreement, a panel of three arbitrators, rather than one arbitrator, to resolve the dispute.

(c)
The arbitration shall be conducted in New York, NY (unless Executive otherwise agrees that the arbitration shall occur at the corporate headquarters of the Company as of the time of any such arbitration). Reasonable discovery shall be permitted as determined by the arbitrator or arbitrators. Both parties to an arbitration shall have the right to be represented by counsel. The attorneys’ fees and costs of the arbitrator and arbitration proceedings are to be shared equally between the parties, and all other costs and attorneys’ fees are to be paid by the party incurring such costs and fees.
(d)
Except as otherwise provided herein, this arbitration procedure is the exclusive remedy for any contractual, non-contractual or statutory claim of any kind, including claims arising under federal, state and local statutory law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Illinois Human Rights Act, 75 ILCS § 5/1-101 et seq.; and common law or equitable claims alleging breach of contract, defamation, fraud, outrageous conduct, promissory estoppel, violation of public policy, wrongful discharge or any other tort, contract or equitable theory. Executive agrees to exhaust any and all internal dispute resolution procedures established by the Company prior to pursuing arbitration under this Agreement.
15.
Severability. If any provision of this Agreement shall be held by any Court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of all other provisions of this Agreement shall be unimpaired.
16.
Binding Agreement. Executive shall not delegate or assign any of Executive’s rights or obligations under this Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive, the Company and the Company’s successors and assigns; provided, however, that the Company may not assign this Agreement to any other person or entity without the prior written consent of Executive except in connection with a sale, assignment or other transfer by the Company of all or a substantial portion of its assets or business, in each of which events assignment of this Agreement is expressly permitted without the consent of Executive.
17.
Merger; Amendment. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and no other statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement may be amended at any time, provided that such amendment is in writing and is signed by each of the parties.
18.
Nature of Employment. EXECUTIVE IS EMPLOYED AT THE WILL OF THE COMPANY. NOTHING IN THIS AGREEMENT SHALL IN ANY WAY RESTRICT EXECUTIVE’S RIGHT OR THE RIGHT OF THE COMPANY TO TERMINATE EXECUTIVE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR FOR NO REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.
19.
Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.

The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii), as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), or another applicable exemption under Section 409A of the Code or the Treasury Regulations promulgated thereunder. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” or similar terms, such terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive promptly following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Each installment payment hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
20.
Definitions. In addition to terms defined above and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means (i) any parent or subsidiary of the Company and (ii) any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Company. For purposes of this definition, the terms “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Air-to-Ground Communication” means (i) data and/or voice communications directly or indirectly between an aircraft and the ground, including communications between an aircraft and the ground transmitted in whole or in part by satellite, (ii) data and/or voice communications within an aircraft, including all communications to or from the cabin and/or the cockpit of an aircraft, (iii) any and all related products and services including without limitation in-flight entertainment and (iv) any and all products and services directly supportive thereof. For the avoidance of doubt,

Air-to-Ground Communications does not include communications by satellite that do not involve communication to or from an aircraft.

“Competitive Business” means any business engaged in (i) providing Air-to-Ground Communications, (ii) assembling, manufacturing, installing or selling equipment involved in or relating to Air-to-Ground Communications or (iii) any other business or activities that are materially in competition with any other businesses in which the Company or any of its Affiliates materially engages in during Executive’s employment or is actively contemplating entering into during Executive’s employment. For purposes of this Agreement, in the event that a Competitive Business includes an organization with separate and distinct business units, to the extent possible, and upon the written approval of the Board, the term Competitive Business may be limited to only those business units(s) or persons of the Competitive Business that are engaged in, related to or become engaged in, or related to the business of Air-to-Ground Communications.

“Confidential Information” means all information relating to the Company, its Affiliates and their respective customers and suppliers reasonably considered by the Company or its Affiliates to be confidential and proprietary including, without limitation, (a) business plans, research, development and marketing strategies, customer names and lists, product and service prices and lines, processes, designs, formulae, methods, financial information, costs and supplies and (b) the Trade Secrets (as defined below). Confidential Information may include information which has been acquired or created by Executive or has otherwise become known to Executive through Executive’s employment with Company. Confidential Information may also include information belonging to the Company’s clients, customers or suppliers. “Confidential Information” shall not include the foregoing that is or becomes (i) in the public domain other than through acts by Executive, (ii) already lawfully in Executive’s possession at the time of disclosure by the Company as evidenced by Executive’s written records, (iii) disclosed to Executive by a third party who is not prohibited from disclosing the information pursuant to any fiduciary, contractual or other duty to any person or (iv) required by law, rule, regulation or court order to be disclosed.

“Inventions” means discoveries, concepts, ideas, methods, formulae, techniques, developments, know-how, inventions and improvements, whether or not patentable or registrable under patent, copyright or similar statutes, related to the Company’s business that is conceived of or made by Executive during Executive’s employment by the Company, whether before, during or after business hours, or with the use of the Company’s facilities, materials or personnel, either solely or jointly with others, including, without limitation, existing and planned products and services and future products and services of the Company and its Affiliates.

“Trade Secrets” means any and all technology and information relating to the Company’s and its Affiliates’ business or their respective patents, methods, formulae, software, know-how, designs, products, processes, services, research development, inventions, systems, engineering and manufacturing which have been designated as secret or confidential or are the subject of efforts that are reasonable under the circumstances to maintain their secrecy or confidentiality and which are sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons.

[Signature Pages Follows]

The parties have executed this Agreement on the date first above written, effective as of the Effective Date.

EXECUTIVE:

/s/Oakleigh Thorne

Oakleigh Thorne

[Signature Pages Continue]

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COMPANY:

GOGO INC.

By: /s/Crystal L. Gordon

Name: Crystal L. Gordon

Title: Executive Vice President, General Counsel and Secretary

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Exhibit A

FORM OF GENERAL RELEASE

This Release and Waiver of Claims (“Release”) is entered into as of [●], between Gogo Inc. and any successor thereto (collectively, the “Company”) and the undersigned.

The Company and the undersigned agree as follows:

1.
The employment relationship between the undersigned and the Company and its subsidiaries and affiliates, as applicable, terminated on [●] (the “Termination Date”).
2.
In accordance with that certain employment agreement, dated as of [●], between the undersigned and the Company (the “Employment Agreement”), the undersigned is entitled to receive certain payments and benefits after the Termination Date.
3.
In consideration of the above, I hereby, on my own behalf and on behalf of anyone claiming through me, release the Company and (i) its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); (ii) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in clause (i) of this paragraph; and (iii) the predecessors, successors, and assigns of each entity listed in clauses (i) and (ii) of this paragraph with respect to any and all claims, whether currently known or unknown, that I now have, have ever had, or may ever have against the Company and/or any of the other Released Parties arising from or related to any act or omission occurring prior to or on the date on which I sign this Release. Without limiting the foregoing, the claims released by me hereunder include, but are not limited to:

A. all claims for or related in any way to my employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for salary, bonus, severance pay, or any other compensation or benefit;

B. all claims that were or could have been asserted by me or on my behalf: (i) in any federal, state, or local court, commission, or agency; (ii) under any common law theory; or (iii) under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, or executive order; and

C. all claims that were or could have been asserted by the Employee or on the Employee’s behalf arising under any of the following laws, as amended from time to time: [the Age Discrimination in Employment Act of 1967 , Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Illinois Human Rights Act]1, any state labor code, any equivalent local laws, statutes and ordinances and any existing employment agreement or potential entitlement under any Company program or plan.

1Provisions to be updated to reflect applicable federal, state and local laws, statutes and ordinances.

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4.
This Release does not apply to and does not release:

A. Any right to payments or benefits pursuant to Section 9(a) of the Employment Agreement;

B. My entitlement to receive any benefits that I may have earned under the Plan and any vested award granted thereunder in accordance with the terms and conditions of the applicable award agreement based on my employment with the Company;

C. Indemnification to which I am entitled as a current or former director or officer of any member of the Company; and

D. Vested benefits under the general employee benefit plans of the Company (other than severance pay or termination benefits not provided in the Employment Agreement, all rights to which are hereby waived and released).

5.
I represent that I have returned to the Company all Company property, including without limitation, reports, files, records, computer hardware, software, credit cards, door and file keys, card keys, and other physical or personal property that I received or prepared or helped prepare in connection with my employment with the Company and that I have not retained any copies, duplicates, reproductions or excerpts thereof.
6.
I acknowledge and agree that I continue to be bound by and obligated to comply with the obligations contained in the Employee Proprietary Information and Inventions Agreement previously entered into between me and the Company.
7.
I agree to make myself reasonably available (taking into account my personal and professional schedule) to provide reasonable assistance in any matters pertaining to the Company business that I conducted or had knowledge of during the course of my employment with the Company.
8.
I acknowledge that I have been advised by the Company that I should consult with legal counsel of my choice in deciding whether to sign this Release. I understand that I may take up to twenty-one (21) days from the Separation Date to return a signed copy to the Company. Finally, I understand that I may revoke my acceptance of this Release by notifying the Company in writing of my decision to revoke my acceptance within seven (7) days after I have delivered the executed copy to the Company (the “Revocation Period”). I understand that, if I revoke my acceptance of this Release within the Revocation Period, this Release will be null and void, and the Company will have no obligation to provide me with any of the payments and/or other benefits to be received by me from the Company as described in Paragraph 2 of the Separation Agreement and General Release between the Company and me. Finally, I understand that, if I do not revoke my acceptance of this Release during the Revocation Period, this Release will go into effect on the eighth (8th) day after I have delivered an executed copy to the Company.

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I agree to the terms and conditions set forth in this Release.

Name: Oakleigh Thorne	Date

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